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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genesis Lease Limited

We consent to the use of our reports dated March 6, 2009, with respect to the consolidated balance sheets of Genesis Lease Limited as of December 31, 2008 and 2007, and the related combined and consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG
Dublin, Ireland.
January 4, 2010

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm